EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our review report dated January 17, 2012 with respect to the consolidated financial statements of Dynacq Healthcare, Inc. included in the Quarterly Report (Form 10-Q) for the quarter ended November 30, 2011.

/s/ KWCO, P.C.
KWCO, P.C.
Houston, Texas
January 17, 2012